Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurthkenyon.com

November 25, 2016

NuStar Energy L.P.

19003 IH-10 West

San Antonio, Texas 78257

Ladies and Gentlemen:

We have acted as special counsel to NuStar Energy L.P., a Delaware limited partnership (the “Partnership”) in connection with the preparation of the registration statement on Form S-3 filed by the Partnership with the Securities and Exchange Commission on June 30, 2016 (the “Registration Statement”) and the prospectus supplement dated on or around the date hereof (the “Prospectus Supplement”) relating to the offering and sale (the “Offering”) of 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series A Preferred Units”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” in the Registration Statement and under the caption “Material Tax Considerations” in the Prospectus Supplement (collectively, the “Discussion”).

We hereby confirm that all statements of legal conclusion contained in the Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitute our opinion as to the material United States federal income tax consequences for purchasers of the Series A Preferred Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

ANDREWS KURTH KENYON LLP

Austin     Beijing    Dallas    Dubai    Houston    London    New York    Research Triangle Park    Silicon Valley    The Woodlands    Washington, DC

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP